Exhibit 99.1

RH CHAIRMAN & CEO REPORTS THE SALE OF A SMALL PORTION OF HIS RH COMMON STOCK OWNERSHIP POSITION

CORTE MADERA, CA—(BUSINESS WIRE)—December 11, 2019— RH (NYSE: RH) announced today that Chairman & Chief Executive Officer Gary Friedman sold an aggregate of 500,000 shares of RH common stock from December 9, 2019 through December 11, 2019 consisting of an option to purchase 100,000 shares, and 400,000 shares of common stock that Mr. Friedman owned outright.

Mr. Friedman reported that the current sale of shares was made in order to fund (1) a final payment obligation due under a marital dissolution agreement; (2) the acquisition and improvement of real estate for a personal residence; and (3) the repayment of outstanding balances under personal line of credit borrowings.

The current sale represented approximately 6.9% of Mr. Friedman’s aggregate ownership stake in RH. Following this sale, Mr. Friedman retains beneficial ownership of 6,730,158 shares, representing beneficial ownership of approximately 28.1% of RH’s common stock.1

Mr. Friedman last sold shares of RH common stock in 2013. Since that time, he has purchased shares of common stock in open market purchase transactions on 6 different occasions from September 2014 to September 2018.

Mr. Friedman stated: “I have been a net buyer of RH shares for a significant period of time and have sold shares now solely to satisfy certain financial obligations. My shares continue to represent the largest ownership position in RH and the vast majority of my net worth, reflecting my continued commitment to RH and confidence in the Company’s strategy and growth prospects.”

Mr. Friedman has also informed the Company that he does not expect to sell additional shares at this time.

A Form 4 and Schedule 13D/A will be filed with the Securities and Exchange Commission in connection with Mr. Friedman’s sale transaction.

About RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

[1]	Based on 19,044,856 shares of common stock outstanding. Determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1933, as amended.

Forward Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Such forward-looking statements include statements relating to Mr. Friedman’s intention not to sell additional shares of RH common stock at this time as well as his continued commitment to RH and confidence in RH’s strategy and growth prospects. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Allison Malkin

203-682-8225

allison.malkin@icrinc.com